SEC Form 3, Form 4 and Form 5 - Confirmation of Authority to Sign

Pursuant to Instruction 7 to SEC "Form 3 - Initial Statement of Beneficial Ownership of Securities", "Form 4--Statement of Changes in Beneficial Ownership" and "Form 5 - Annual Statement of Beneficial Ownership of Securities", the undersigned, being a Vice President of MassMutual Participation Investors (the "Issuer") and a Managing Director of Babson Capital Management LLC, investment adviser to the Issuer, hereby appoints and designates until the earlier of their removal, resignation, or death, Sara Stinson, Mark Godin, Melissa Busso, Ruth Howe, and Ann Malloy, each as my true and lawful attorneys in fact with full power to sign for me and file with the Securities and Exchange Commission, the New York Stock Exchange, and the Issuer said SEC Forms 3, 4 and/or 5 with respect my relationship with the Issuer and any shares of the Issuer purchased or sold by the undersigned and any other change of beneficial ownership relating to equity or derivative securities of the Issuer required to be reported by the undersigned.

This authorization shall remain in effect until a written revocation is executed by the undersigned and filed with the Securities and Exchange Commission.


Signature and Date:     Michael Ross            June 21, 2007
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Name:             Michael Ross
Title:            Member of the Board of Managers of
                  Babson Capital Management LLC